Exhibit 10.3

Summary of Guaranty Contract of Maximum Amount entered into between Xiangqian Li and Shenzhen Branch, China CITIC Bank on March 14, 2007

Summary of main contents:

•	Contract number: No. 2007 Shenyin sun’ebaozi 004

•
As guarantor, Xiangqian Li undertakes to assume joint and several liabilities for the Company’s indebtedness towards China CITIC Bank under Comprehensive Agreement from March 14th, 2007 to March 14th, 2008 and maximum amount secured is RMB 200million.

•
Secured items include the loan principal, interest, penalty interest, breach of contract compensation, damage compensation, and all the expenses incurred for China CITIC Bank to realize its creditor’s right under Comprehensive Agreement;

•	Guaranty period:

(i)	Two years from the expiry date that the Company should fulfill its obligations in accordance with Comprehensive Agreement;

(ii)
If due to the provisions of relevant PRC law or regulations or any agreement reached under Comprehensive Agreement, any loan becomes mature ahead of its term, guaranty period shall be two years starting from the advance mature date.

Headlines of articles omitted:

•	Definition

•	Method of guaranty

•	Representations and undertakings of the Company

•	Rights and obligations of the Company

•	Rights and obligations of the Creditor

•	Breach of Contract

•	Accumulation of rights and obligations

•	Continuity of obligations

•	Miscellaneous